Exhibit 3.64

FIRST
AMENDMENT
TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
W2007 STRATOSPHERE GEN-PAR, L.L.C.

Dated as of June 25, 2009

THIS FIRST AMENDMENT (this “Amendment”) TO THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF W2007 STRATOSPHERE GEN-PAR, L.L.C., a Delaware limited liability company (the “Company”) dated February 20, 2008 (the “LLC Agreement”) is entered into as of June 25, 2009, by (i) W2007 ACEP First Mezzanine A Borrower, L.P., a Delaware limited partnership, in its capacity as the sole economic member of the Company (the “Economic Member”); and (ii) Dennis E. Howarth and Carolyn Danielsson individually in their capacity as the non-economic members of the Company (the “Non-Economic Members”) (the Economic Member and the Non-Economic Members, and any additional or substitute members of the Company are hereinafter each referred to as a “Member” and collectively referred to as the “Members” of the Company).  All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the LLC Agreement.

WHEREAS, the Economic Member desires to incur indebtedness in the original principal amount of three hundred and fifty million dollars ($350,000,000) (the “Loan”) evidenced by that certain loan agreement, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Loan Agreement”), among Goldman Sachs Commercial Mortgage Capital, L.P., a Delaware limited partnership, as lender (“Lender”), Archon Group, L.P., as administrative agent, Wells Fargo Bank, N.A., as collateral agent, and American Casino & Entertainment Properties LLC, a Delaware limited liability company, Arizona Charlie’s, LLC, a Nevada limited liability company, Fresca, LLC, a Nevada limited liability company, Stratosphere Gaming LLC, a Nevada limited liability company, Aquarius Gaming LLC, a Nevada limited liability company, the Economic Member, W2007 ACEP First Mezzanine B Borrower, L.P., a Delaware limited partnership, W2007 Aquarius Propco, L.P., a Delaware limited partnership, W2007 Stratosphere Propco, L.P., a Delaware limited partnership, W2007 Stratosphere Land Propco, L.P., a Delaware limited partnership, W2007 Arizona Charlie’s Propco, L.P., a Delaware limited partnership, and W2007 Fresca Propco, L.P., a Delaware limited partnership, as borrowers; and

WHEREAS, as a condition to Lender providing the Loan to the Company, Lender has required that the Company amend the LLC Agreement in the following manner.

NOW, THEREFORE, the Members hereby amend the LLC Agreement as follows:

1.             Section 2(a) of the LLC Agreement shall be deleted in its entirety and replaced by the following:

2. Purpose.  (a)  The Company is continued solely for the purpose of acquiring, financing, refinancing, holding, owning, selling, transferring, exchanging, managing and maintaining all of the general partner interests (the “General Partner Interests”) in the Property Owner, acting as the general partner of the Property Owner, executing and performing the obligations of the general partner under the Limited Partnership Agreement of the Property Owner, dated as of February 20, 2008 (as amended from time to time, the “Partnership Agreement”), and transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing.  Notwithstanding anything contained herein to the contrary, unless and until that certain loan in the original principal amount of three hundred and fifty million dollars ($350,000,000) (the “Loan”) and evidenced by that certain Loan Agreement, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Loan Agreement”), among Lender, Archon Group, L.P., as administrative agent, Wells Fargo Bank, N.A., as collateral agent, and American Casino & Entertainment Properties LLC, a Delaware limited liability company, Arizona Charlie’s, LLC, a Nevada limited liability company, Fresca, LLC, a Nevada limited liability company, Stratosphere Gaming LLC, a Nevada limited liability company, Aquarius Gaming LLC, a Nevada limited liability company, the Economic Member, the Company, W2007 Aquarius Propco, L.P., a Delaware limited partnership, Property Owner, W2007 ACEP First Mezzanine B Borrower, L.P., a Delaware limited partnership, W2007 Arizona Charlie’s Propco, L.P., a Delaware limited partnership, and W2007 Fresca Propco, L.P., a Delaware limited partnership, as borrowers, is no longer outstanding, or unless otherwise approved by Lender or Administrative Agent (as directed by the Required Lenders), the Company shall not engage in any business other than the acquisition, financing, refinancing, holding, ownership, sale,  transferring, exchanging, management and maintenance of the General Partner Interests, and it shall have no purpose, unrelated to that described in the first sentence of this Section 2(a) (except as expressly permitted in the Loan Agreement) and shall not acquire any real property or own assets other than such assets and interests as are necessary or desirable and are not prohibited by the terms of the Loan Agreement for the Company to own in conjunction with carrying out the purposes of the Company.

2.             This Amendment may be executed in two or more counterparts, each of which constitutes an original and all of which, when taken together, constitutes one agreement.  This Amendment may be executed by telecopier or other facsimile signature

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and any such signature is an original for all purposes. Except as amended hereby, the LLC Agreement shall remain in full force and effect.

3.             THIS AMENDMENT IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS.

4.             This Amendment shall be binding upon, and shall ensure to the benefit of, the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the foregoing First Amendment to the LLC Agreement of W2007 Stratosphere Gen-Par, L.L.C. has been signed and delivered as of the date first above written, by the undersigned Members of the Company.

ECONOMIC MEMBER:

W2007 ACEP FIRST MEZZANINE A BORROWER, L.P., a Delaware limited partnership

By:	W2007 ACEP First Mezzanine A Gen-Par, L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ Elizabeth Burban
Name: Elizabeth Burban
Title: Authorized Signatory

NON-ECONOMIC MEMBERS

/s/ Dennis E. Howarth
Name: Dennis E. Howarth

/s/ Carolyn Danielsson
Name: Carolyn Danielsson